Exhibit 4.2

SO-YOUNG INTERNATIONAL INC.

Number	Class A Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$425,000 divided into 850,000,000 Shares comprising of

(i) 750,000,000 Class A Ordinary Shares of a par value of US$0.0005 each,

(ii) 20,000,000 Class B Ordinary Shares of a par value of US$0.0005 each and

(iii) 80,000,000 Shares of a par value of US$0.0005 each

THIS IS TO CERTIFY THAT                                  is the registered holder of                                  Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the      day of              2019 by:

DIRECTOR